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                                                                   EXHIBIT 10.22

                              HELIX BIOMEDIX, INC.
                             22122 - 20TH AVENUE SE
                                BOTHELL, WA 98021

October 1, 2006

Lori Bush
3491 E. Danish Road
Sandy, UT 84093

Dear Lori:

Our Board of Directors, our management team, and I are confident you possess the experience and qualifications we are seeking to assist us in making the Company a highly successful business. On behalf of Helix BioMedix, Inc. (the "Company") we are pleased to offer you the position of Chief Operating Officer on the following terms and conditions.

Subject to the fulfillment of any conditions imposed by this letter, the terms of your position with the Company will be as set forth below:

1.   POSITION:

You will be Chief Operating Officer, working out of 3491 E. Danish Road, Sandy, UT 84093. As such, you will have responsibility for overseeing all of the Company's operations involving marketing and business development activities, including product strategy, technology licensing and partnerships, and general organizational strategy. You will report to R. Stephen Beatty, the Company's President and Chief Executive Officer.

You agree to the best of your ability and experience that you will at all times loyally, honestly and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. The Company acknowledges your existing relationships with Matrixx Initiatives, Inc., Nu Skin Enterprises, Inc., Lumiport, LLC, Estee Lauder and Acne 1, LLC (a/k/a Derma Ventures), provided that you shall nonetheless be available to the Company in a full-time capacity and shall not violate the Company's standard proprietary invention assignment agreement.

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Lori Bush
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2.   START DATE:

We would like for you to commence your employment with the Company on October 1, 2006.

3.   PROOF OF RIGHT TO WORK:

For purposes of Federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.   COMPENSATION:

BASE SALARY:

You will be paid an annual salary of $250,000.00. Your position is classified as exempt and, as such, you will not be eligible for overtime pay. Your salary will be payable semi-monthly pursuant to the Company's regular payroll policy including standard withholding such as Medicare and social security taxes.

HEALTH, MEDICAL, LIFE INSURANCE AND VACATION BENEFITS:

You and your family will be eligible to participate in the Company's health, medical, and life insurance plans that will be described to you in detail under separate cover. We provide a competitive health, medical insurance, and life insurance plan to the Company's employees. You shall be entitled to receive three (3) weeks paid vacation per year in accordance with the Company's existing policies.

ANNUAL REVIEW:

Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process, commencing in 2007.

5.   STOCK OPTION GRANTS:

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 250,000 shares of the Company's common stock with an exercise price equal to the fair market value on the date of the grant. These option shares will vest over a three-year period in six equal installments of 41,667 shares on the last day of each six-month period commencing on April 1, 2007.

In addition, the Company will recommend that the Board of Directors grant you options to purchase an aggregate of up to an additional 250,000 shares of the Company's common stock with exercise prices equal to the fair market value on the respective dates of grant as follows: (i) upon the receipt by the Company of net revenue from the sale of peptides and/or peptide

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Lori Bush
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royalties of at least $1.0 million in 2007, you will be entitled to receive an option to purchase 125,000 shares of the Company's common stock; and (ii) for each additional $250,000 of net revenue received by the Company from the sale of peptides and/or peptide royalties in 2007 up to a cumulative aggregate of $3.0 million (including the initial $1.0 million referenced in clause (i) above), you will be entitled to receive an option to purchase an additional 15,625 shares of the Company's common stock. These option shares will be fully vested and exercisable as of the respective date of grant.

The options will be incentive stock options to the maximum extent allowed by the Federal tax code and will be subject to the terms of the Company's 2000 Stock Option Plan and the respective Stock Option Agreements between you and the Company, including with respect to vesting and exercisability upon a "Change of Control Event" as defined in the 2000 Stock Option Plan.

6.   ARBITRATION AGREEMENT/PIAA/CONFIDENTIALITY OF TERMS:

Upon commencement of your employment with the Company, you agree to execute and deliver to the Company its standard forms of arbitration agreement and proprietary invention and assignment agreement. You also agree not to disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchases or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax, or accounting specialists who provide you with individual legal, tax, or accounting advice.

7.   AT-WILL EMPLOYMENT/PRIOR CONSULTING AGREEMENT:

Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. Notwithstanding the foregoing, in the event that the Company terminates this employment relationship without "cause" or you terminate this employment relationship for "good reason" (as such terms are defined below), the Company will pay you a severance benefit equal to six months of your then current base monthly salary. This benefit will be paid on a monthly basis in accordance with the Company's customary payroll schedule, minus deductions required by law, and is conditioned upon the execution by you of a full release of all claims related to your employment with the Company and the termination thereof. For purposes of the immediately preceding sentence, the term "cause" shall means if you: (i) are convicted of a felony or any crime involving dishonesty, breach of trust, or physical harm to any person or relating to the business of the Company or any successor company (or enter a pleas of guilty or nolo contendere with respect thereto); (ii) repeatedly report to work under the influence of alcohol or illegal drugs; (iii) substantially and repeatedly fail to perform the duties as reasonably directed by the President of the Company or any successor company,
(iv) are found by a court of competent jurisdiction to have made unauthorized use or disclosure of confidential information or trade secrets; or (v) engage in gross negligence or willful misconduct in carrying out your duties as an employee of the Company or any successor company; and the term "good reason"

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Lori Bush
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shall mean the occurrence (without your express written consent) of any of the following: (a) any reduction by the Company in your base salary; (b) the relocation by the Company of your principal work location to a place more than 50 miles from your current work location; or (c) the assignment by the Company to you of duties or title of a substantially lesser status or degree of responsibility than the duties or title currently assigned to you.

You acknowledge and agree that that certain Agreement by and between you and the Company dated as of May 18, 2006 by which you agreed to provide certain consulting services to the Company is hereby terminated and shall no longer be of any force or effect. that 25% of the shares of the Company's Common Stock issuable upon exercise of the warrant referenced in Exhibit A thereto shall have vested, and that vesting with respect to the balance of the shares of the Company's Common Stock issuable upon exercise of such warrant shall hereinafter cease.

8.   RELOCATION/TRAVEL:

You shall be entitled to use business class for overseas business travel and to be reimbursed by the Company for such use upon presentation to the Company of receipts and other documentation in accordance with the Company's expense reimbursement policies. Neither party has any current expectation regarding your relocation, which is subject to change only upon mutual consent.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter, together with the PIIA referenced above, set forth the terms of your employment with the Company and supercedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

                                        With best regards


                                        ----------------------------------------
                                        David H. Kirske
                                        Vice President and Chief Financial
                                        Officer
                                        Helix BioMedix, Inc.

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Lori Bush
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ACCEPTED AND AGREED:


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Signature

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Date